Exhibit 10.1

SEPARATION AGREEMENT

December 3, 2014:

PARTIES

(1)	American Eagle Outfitters Hong Kong Limited, of 7/F, Tower 1, Metroplaza, 223 Hing Fong Road, Kwai Fong, New Territories, Hong Kong (the “Company”); and

(2)	LI Kit Ha Kitty (the “Executive”)

RECITAL

This Separation Agreement sets out the terms and conditions which have been agreed between the parties in relation to the termination of the Executive’s employment and her employment contract with the Company dated 26 February 2013 (together with any subsequent amendments thereto) (the “Employment Contract”).

IT IS HEREBY AGREED AS FOLLOWS

Cessation of Employment

(1)	The Company and the Executive hereby expressly acknowledge and agree that the Executive’s employment and/or any offices with the Company shall be terminated and/or ceased by mutual agreement with effect from close of business on December 31, 2014 (the “Termination Date”), and no termination notice is required to be served by either party.

Executive’s Entitlements

(2)	Subject to Clause (6) and Clause (10)H below, the Executive shall continue to receive all her contractual and statutory benefits through the Termination Date.

(3)	Subject to Clause (6) and Clause (10)H below, the Company shall pay to the Executive (i) the termination payments set out in Appendix 1 hereto pursuant to applicable laws; and (ii) a contractual severance payment (inclusive of any statutory severance payment, if applicable) in the sum of USD $575,000 within 30 days from the Termination Date (subject always to the Company’s legal duty to withhold payment if necessary).

(4)	Equity The Executive acknowledges and agree that the equity awards granted to the Executive under the terms of the Company’s benefit plans will be administered as follows, all in accordance with the terms of their respective plans:

Restricted Stock Units (Time-based) Unvested time based awards under the Company’s Long-term Restricted Stock Unit Incentive Plan shall be forfeited on the Termination Date or on the Executive’s last date of employment if the Executive separates prior to the Termination Date.

Restricted Stock Units (Individual Performance Based) The unvested individual performance based Restricted Stock Unit award shall be forfeited on the Termination Date or on the Executive’s last date of employment if the Executive separates prior to the Termination Date.

Restricted Stock (Performance Based) The Executive may be eligible for a pro-rata portion of performance-based awards under the Long-term Restricted Stock Unit Incentive Plan if the Company achieves the applicable performance goals established by the plan. The pro-rata amount that the Executive may be eligible for will be based on the days of service in the performance period as of the Termination Date or on the Executive’s last date of employment if the Executive separates prior to the Termination Date. Payment will be made no sooner than the date on which other participants are paid their awards, if any payments are made, in accordance with the terms of the plan. Under the terms of the plan, the Executive is not required to be employed by the Company at the time the prorated share of such awards is paid as a condition precedent to receiving them. The payment will be made less any applicable withholdings or deductions. The balance of the performance-based awards shall be forfeited on the Termination Date or on the Executive’s last date of employment if the Executive separates prior to the Termination Date. The Executive understands that eligibility also is conditioned upon compliance with the terms and conditions of the RSU Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property Agreement signed on April 8, 2013. To the extent that the Company does not achieve the applicable performance goals established under the plan, the portion of the award for which performance goals are not achieved will be forfeited in accordance with the terms of the plan.

(5)	The Executive agrees that notwithstanding any provision to the contrary, if she fails to comply with any of her duties or breaches any provisions under this Separation Agreement, without prejudice to any other rights or remedies of the Company arising from such action, the Executive shall not be entitled to receive any payments or benefits under this Separation Agreement and shall return the same to the Company forthwith, save and except any payments due or payable to her under the Employment Contract or the Employment Ordinance up to the Termination Date.

(6)	The Executive acknowledges that all statutory payments which are or may be due to her under the Employment Ordinance of Hong Kong or any other applicable law and all payments due under the Employment Contract or any contract between the Executive and the Company and/or any entity within the Group (as defined hereinafter) shall be satisfied by the payment to her as set forth in this Separation Agreement. The Executive agrees and accepts that, except as set out in this Separation Agreement, there is no sum owed to her or any arrangement under which a sum could become due by the Company and/or any entity within the Group to the Executive, including but not limited to any outstanding salary, allowances, bonus and other payments. If despite this Settlement Agreement, the Company and/or any entity within the Group becomes obligated to pay to the Executive any contractual and/or statutory payments other then those set out in this Settlement Agreement (the “Additional Payment”), then the Company may claim from the Executive by way of set-off, counterclaim or otherwise for the repayment of the amount of any contractual severance payment and/or any discretionary payments payable to the Executive under this Settlement Agreement to the extent of its liability to pay the Additional Payment.

Separation Arrangement

(7)

The parties hereby agree that this Separation Agreement is entered into in full and final settlement of all and any claims howsoever arising (whether actual or contingent) under the laws of Hong Kong or in any jurisdictions which the Executive has or may have against the Company and/or any entity within the Group, and/or their respective employees, officers, directors or shareholders, directly or indirectly in connection with any agreement signed between the Executive and the Company and/or any entity within the Group, including but not limited to the Change in Control Agreement dated 8 April 2013, and/or the Executive’s employment and/or any offices with the Company or its termination or cessation thereof, including but not limited to any claims under tort, statute, equity, common law, any remuneration or benefit scheme in which the Executive is a participant as a result of her employment with the Company (including but not limited to any stock option scheme, incentive scheme, or bonus scheme), the Employment Contract, Employment Ordinance, Employees’ Compensation Ordinance, Mandatory Provident Fund Schemes Ordinance, Occupational Retirement Schemes Ordinance, or any claims or complaints on any grounds of discrimination including but not limited to claims or complaints under the Sex Discrimination Ordinance, Disability Discrimination Ordinance, Family Status Discrimination Ordinance and Race Discrimination Ordinance, and including any claims which are not contemplated at the date of this Separation Agreement by the Executive (the “Claims”). Notwithstanding the foregoing, nothing in this Separation Agreement shall be construed to waive any right that is not subject to waiver by private agreement and any rights under this Separation Agreement. The Executive further confirms that she has not commenced any proceedings or lodged any complaints against the Company and/or the Group, and/or their respective employees, officers, directors or shareholders in relation to the Claims.

(8)	In this Separation Agreement, the term “Group” means the Company, its holding companies or subsidiaries, and the subsidiaries of such holding companies, including but not limited to American Eagle Outfitters, Inc. (“AEO”)

D.	Duties of the Executive

(9)	In consideration of the payments and benefits payable to and received by the Executive under this Agreement:-

A.	the Executive shall fully co-operate to the extent as may be required of her and in such manner as directed by such person designated by the Company and/or the Group for the proper handover of her duties or such other matters handled or dealt with by her in relation to the business of the Company and/or the Group;

B.

the Executive shall execute all documents required by the Company for her departure from the Company and/or any entity within the Group, or her proper resignation from any office, title or representative of the Company and/or any entity within the Group at such time and in such manner as requested by the Company. Should the Executive fail to execute any document to the aforesaid effect, the Executive hereby irrevocably appoints any one of the directors of the Company to execute such documents on her behalf;

C.	the Executive agrees and covenants that she shall, to the extent reasonably requested, provide cooperation in any legal proceedings, investigation and/or threatened or pending litigation (now or in the future) in which the Company or any entity within the Group is a party, and regarding which the Executive, by virtue of her employment or engagement with the Company and/or the Group, has knowledge or information relevant to the said legal proceedings or litigation, including but not limited to, (i) meeting with the representatives of the Company and/or the Group to provide truthful and complete information regarding her knowledge, (ii) acting as the representative and/or witness of the Company, or any entity within the Group to provide truthful and complete information regarding her knowledge, and (iii) providing, in any jurisdiction in which the Company and/or any entity within the requests, truthful and complete testimony relevant to the said legal proceeding or litigation. The Executive shall not without the prior written consent of the Company disclose any information of the said legal proceeding or litigation to the mass media, the public or to any third parties save and except such persons authorized by the Company;

D.	the Executive shall return on or before the Termination Date, all the properties of the Company and the Group including staff card, blackberry, keys, manuals, electronic storage devices, memoranda, notes, records, reports and other documents relating to the business of the Company and/or the Group which are in her possession or under her control forthwith and shall hereby confirm that she has not taken any unauthorised copies thereof (whether in written or digital form);

E.	the Executive accepts and agrees that her express and implied duties relating to confidential information, intellectual property rights, and restrictive covenant of the Company and/or the Group continue after the Termination Date. The Executive shall comply with the RSU Confidentiality, Non-Solicitation, Non-Competition and intellectual Property Agreement;

F.	the Executive shall continue to keep and shall not make use of any confidential or secret information relating to the Company and/or the Group, and for the purpose of this clause, confidential information includes, but is not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, technique, drawing, process, product plan, list of actual or potential customers or suppliers, computer data, work and organization methods, contracts, financial information and any other information relating to the business and affairs of the Company and/or the Group, which is not commonly known or available to the public and which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. The Executive’s obligation under this Clause (7)F are in addition to, and not in substitution for any other obligations of confidentiality owed by the Employee;

G.	the Executive shall make no defamatory or disparaging comments, either directly or indirectly, to third parties concerning the Company, the Group, and their respective employees, officers, directors or shareholders;

H.	Notwithstanding Clauses 2, 3 and 4 above, the Executive agrees and authorizes the Company to withhold the sum payable under Clauses 2, 3 and 4 of this Separation Agreement for a statutory holding period of one month from the date on which Form IR 56G was filed by the Company to the Inland Revenue Department of Hong Kong, or until receipt of the Letter of Release issued by the Inland Revenue Department of Hong Kong, whichever is the earlier in accordance with section 52(7) of the Inland Revenue Ordinance; and

I.	the Executive shall be solely responsible for the payment of any tax (if any) arising from her employment with the Company and any payments made under this Separation Agreement in Hong Kong and in all other jurisdictions. The Executive further undertakes that should for any reason, the Company is subsequently required by the Inland Revenue Department to settle all or any part of the Executive’s outstanding Hong Kong tax liability, the Executive shall fully indemnify the Company of the same.

E.	Miscellaneous

(10)	Nothing in this Separation Agreement shall be construed as an admission of liability by the Company or any entity or individual associated with the Company or as an admission of any wrongdoing or liability by the Executive.

(11)	No amendment, modification or discharge of this Separation Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto.

(12)	This Separation Agreement along with its appendix contains the entire understanding between the parties in relation to the subject matter hereunder and supersedes any prior understanding or agreement (whether written or oral) in relation to the subject matter hereunder, including without limitation the Employment Contract, provided that the terms in the Employment Contract that expressly, or by their nature, contemplate performance by Executive after termination or expiration will survive and shall continue in full force and effect.

(13)	The subject headings of this Separation Agreement are for reference purpose only and shall not form part of this Separation Agreement.

(14)	This Separation Agreement shall apply to the Company, each of the entities within the Group, and their respective successors.

(15)	The Executive declares that she has read this entire document and that she understands the nature, effect and extent of this Separation Agreement and signs this Separation Agreement voluntarily. The Executive acknowledges that she has been given the opportunity to seek her own legal advice.

(16)	This Separation Agreement shall be governed by the laws of Hong Kong SAR and both parties agree to submit to the non-exclusive jurisdictions of the courts/tribunals of Hong Kong.

SIGNED

By /s/ Charles P. Sandel

for and on behalf of

American Eagle Outfitters

Hong Kong Limited

Date December 3, 2014

EXECUTED AS A DEED

SIGNED SEALED & DELIVERED

by LI Kit Ha Kitty

/s/ LI Kit Ha Kitty

Date November 27, 2014

Appendix 1

		HK$
1.	Base salary from December 1 to 31, 2014 (full month)	373,750.00
2.	Car allowance from December 1 to 31, 2014 (full month)	11,700.00
2.	Accrued but untaken annual leave pay up to December 31, 2014: Average daily wages of HK$17,790 x 7.5 days	133,425.00
3.	Less: Executive employee’s mandatory contribution to the Company’s Mandatory Provident Fund Scheme for the month of December 2014	-1,500.00

	Total:	517,375.00